Exhibit 10.1

COSÌ, INC. 294 Washington St. Boston MA 02108 Main Tel: (857) 415-5000 Website: www.getcosi.com	Writer's Direct Information Vicki Baue V. P. & General Counsel, CCO Direct Tel: (312) 310-1336 Direct Fax: (847) 580-4964 vbaue@getcosi.com

September 30, 2015

Via Email

William (Willy) Nicolini

Re:            Willy Nicolini – Promotion Offer Letter

Dear Willy:

We are pleased to confirm the essentials of your promotion offer with Cosi, Inc. (the "Company", "we" or "us").  Please be advised that this is not a contract for employment.  The terms of this promotion offer letter replace and supersede the terms of any prior offer letter.

1.        You agree to continue as an at-will employee of the Company, in the position of Vice President Operations, with an effective date of Wednesday, September 30, 2015.  You will be considered to be based out of our Support Center at 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

2.        In this position, you will report to the Chief Executive Officer & President, which is currently R. J. Dourney, or to such other person / position as directed by the Company.

3.        The gross amount of your annual base salary will be ONE HUNDRED SIXTY-FIVE THOUSAND AND 00/100 U.S. DOLLARS (US$165,000.00), payable in bi-weekly installments in accordance with the Company's regular payroll practices, and net of applicable payroll and withholding taxes and other applicable deductions.

4.        You will be eligible to participate in the Company's annual bonus plan where you will have the ability to earn an annual bonus in a gross amount up to fifty percent (50%) of your annual base salary, which bonus will be contingent upon various factors, including, among others, the Company's business plan and financial results, the Company's achievement against targeted goals and objectives, and your achievement against targeted goals and objectives, and which will be subject to applicable payroll and withholding taxes and other applicable deductions.

5.        Subject to and upon the terms, conditions and restrictions set forth in the Restricted Stock Award Agreement pursuant to which your shares of restricted stock will be granted, on the effective date of your promotion (i.e., October 2, 2015), you will receive a grant of SEVENTY-FIVE THOUSAND (75,000) shares of restricted stock, of which 50% will be performance (market) shares ("performance-based shares"), subject to performance-based vesting, described below, and 50% will be time-based shares ("time-based shares"), subject to time-based vesting, as described below.

(a)            Performance-Based Shares.  The performance-based shares will vest, provided you remain in the continuous employ of the Company from and after the date of grant and through the respective vesting dates, as follows:

(i)            (25%) on the first day on which the closing price of the Company's common stock has exceeded $3.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)          (25%) on the first day on which the closing price of the Company's common stock has exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)         (25%) on the first day on which the closing price of the Company's common stock has exceeded $4.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)        (25%) on the first day on which the closing price of the Company's common stock has exceeded $5.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(b)            Time-Based Shares.  The time-based shares will vest as follows:

(i)           (25%) on the first anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date;

(ii)          (25%) on the second anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date;

(iii)         (25%) on the third anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date; and

(iv)        (25%) on the fourth anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date.

6.            You will be reimbursed for your business-related and business travel expenses incurred in performing your employment obligations, provided that such expenses are reasonable, customary, and documented, and incurred in accordance with the Company's then-current business-related and business travel expense reimbursement policy in effect from time to time.   Our business-related and business travel expense reimbursement policy may change from time to time without notice.

7.            During your continued employment with the Company, you will be eligible to participate in the Company's health care benefits plan.  These benefits currently include medical, dental, vision, life, AD&D, and short- and long-term disability insurance.  If you elect to participate in our health care benefit plan, you will be required to pay an employee contribution for participation in the benefits plans selected.  Participation in, and the terms of, our health care benefit plans are subject to change without notice.

8.            During your continued employment with the Company, you will be eligible to enroll in the Company's 401(K) retirement plan, subject to the eligibility requirements of the 401(K) retirement plan (i.e., 90 days of employment and at least 325 hours worked).  You may contact the Benefits Department for more information regarding the 401(K) retirement plan.  Participation in, and the terms of, the Company's 401(K) retirement plan may change from time to time without notice (unless such notice is otherwise required by law).

9.            During your continued employment with the Company, you will continue to be eligible for twenty (20) days' paid time off ("PTO") per calendar year (pro-rated for any partial year), in accordance with the Company's salaried partner PTO policy, to be taken during the calendar year in which such PTO is earned.  Your PTO is earned based upon the calculation and schedule set forth in the PTO policy as may be in effect from time to time for the Company's salaried partners.  Our PTO policy may change from time to time without notice (unless such notice is otherwise required by law).

10.        As long as you are in a position requiring a cell phone, under the Company's current policy, the Company will reimburse you up to $75.00 per month (pro-rated for any partial month) for your cell phone usage for business purposes in accordance with the Company's cell phone policy.  You may be required to sign and comply with our cellphone policies related to cellphone usage for business purposes.  The terms of the Company's cell phone policy may change from time to time without notice.

11.       You will continue to be an at-will employee of the Company, which means your employment may be terminated at any time by you or by us for any or no reason whatsoever.  This letter is not an employment agreement or employment contract.

12.       You understand that as a condition of your promotion, to protect the Company's confidential, proprietary and trade secret information which has been developed at substantial cost to the Company, you will be required to sign the Confidentiality and

Restrictive Covenant Agreement, in the form attached hereto, at the time of your promotion.

13.        By continuing your employment with the Company, you represent, warrant and covenant to the Company that, to the best of your knowledge, you are free to continue as an employee of the Company and to render services and perform duties and obligations accordingly, and that you do not have and will not have any agreements or commitments which would prevent or interfere in any way with the full performance of your services and duties and obligations to and on behalf of the Company.
We look forward to welcoming you in your new position and to your continued success with Così.    If you have any questions, please do not hesitate to contact me (312-310-1336).

Sincerely, COSÌ, INC. Vicki Baue, Vice President

cc:                 R. J. Dourney (via email)
Miguel Rossy-Donovan (via email)